# GTT EMPLOYMENT AGREEMENT

This Employment Agreement (the " ***Agreement*** ") is made between GTT Communications, Inc., a Delaware corporation (the " ***Company*** "), and Michael Sicoli (the " ***Executive*** "). It is entered into as of April 13, 2015 ("Effective Date").and shall become effective immediately upon signature and has already been approved by the Compensation Committee of the Company's Board of Directors.

1. **Employment; Scheduled Term .** Subject to the terms and conditions of this Agreement, Company agrees to employ Executive, and Executive accepts employment and agrees to be employed by Company during the time period commencing on the Effective Date and ending on the termination of this Agreement as provided in Section 7 below. The obligations of Executive set forth in the Executive Assignment of Inventions and Confidentiality Agreement referred to in Section 6 below shall survive the Scheduled Term and shall survive the termination of Executive's employment, regardless of the cause of such termination. Executive hereby represents and warrants to Company that Executive is free to enter into and fully perform this Agreement and the agreements referred to herein without breach or violation of any agreement or contract to which Executive is a party or by which Executive is bound.

2. **Duties .** Executive shall serve as Chief Financial Officer of Company with such duties and responsibilities as may from time to time be assigned to Executive by the Chief Executive Officer and the Board of Directors of Company (the " ***Board*** "), commensurate with and customarily assigned to Executive's title and position described in this sentence. The duties and services to be performed by Executive under this Agreement are collectively referred to herein as the ***"Services"***. Executive shall report directly to the Chief Executive Officer. Executive agrees that to the best of his ability and experience he shall at all times conscientiously perform all of the duties and obligations assigned to him under the terms of this Agreement. At Company's option, it will be entitled to reasonable use of Executive's name in promotional, advertising and other materials used in the ordinary course of its business without additional compensation unless prohibited by law. Executive initially shall report to the offices located in McLean, Virginia; *provided* that Executive's duties will include reasonable travel, including but not limited to travel to offices of Company, its subsidiaries and affiliates and current and prospective customers as is reasonably necessary and appropriate to the performance of Executive's duties hereunder. Executive will comply with and be bound by Company's operating policies, procedures, and practices from time to time in effect during Executive's employment.

3. **Exclusive Service** . During the term of employment, Executive will not perform services for any other entity if such service would be in conflict with the Company's business interests. Executive will apply his skill and experience to the performance of his duties and advancing Company's interests in accordance with Executive's experience and skills. Accordingly, Executive shall not engage in any outside work, business, consulting activity or render any commercial or professional services, directly or indirectly, for or on behalf of himself or any other person or organization, whether for compensation or otherwise, if such services would be in conflict with the Company's business interests, except with the prior written approval of Company and Executive shall otherwise do nothing inconsistent with the performance of Executive's duties hereunder.

4. **Non-Competition and Other Covenants**

   **4.1 Non-Competition Agreement** . Beginning the Effective Date and continuing for so long thereafter as Executive is employed by Company or a subsidiary or affiliate of Company, and for one (1) year following the termination of Executive's employment with Company (collectively, the "Restricted Period"), Executive will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder (except to the extent permitted in Section 3 above) or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation other than Company or its subsidiaries:

(a) Own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner with any business engaged, in the geographical areas referred to in Section 4.2 below, in the design, research, development, marketing, sale, or licensing of managed data network services that are substantially similar to or competitive with the business of Company and any of its affiliates; or

(b) Recruit, attempt to hire, solicit, or assist others in recruiting or hiring, in or with respect to the geographical areas referred to in Section 4.2 below, any person who is an employee of Company or any of its subsidiaries or induce or attempt to induce any such employee to terminate his employment with Company or any of its subsidiaries.

**4.2 Geographical Areas**. The geographical areas in which the restrictions provided for in this Section 4 apply include all cities, counties and states of the United States, and all other countries in which Company (or any of its subsidiaries) are conducting business or are contemplating conducting business at the time. Executive acknowledges that the scope and period of restrictions and the geographical area to which the restrictions imposed in this Section 4 applies are fair and reasonable and are reasonably required for the protection of Company and that this Agreement accurately describes the business to which the restrictions are intended to apply. Executive acknowledges that the covenants set forth in this Section 4 have been granted in consideration for his employment by the Company.

**4.3 Non-Solicitation of Customers**. In addition to, and not in limitation of, the non-competition covenants of Executive set forth above in this Section 4, Executive agrees with Company that, for the Restricted Period, Executive will not, either for Executive or for any other person or entity, directly or indirectly (other than for Company and any of its subsidiaries or affiliates), solicit business from, or attempt to sell, license or provide the same or similar products or services as are then provided, or are then contemplated of being provided, by Company or any subsidiary or affiliate of Company to any customer of Company.

**4.4 Non-Solicitation of Executives or Consultants** In addition to, and not in limitation of, the non-competition covenants of Executive set forth above in this Section 4, Executive agrees with Company that, for the Restricted Period, Executive will not, either for Executive or for any other person or entity, directly or indirectly, solicit, induce or attempt to induce any employee, consultant or contractor of Company or any affiliate of Company, to terminate his or her employment or his, her or its services with, Company or any subsidiary or affiliate of Company or to take employment with another party.

**4.5 Amendment to Retain Enforceability**. It is the intent of the parties that the provisions of this Section 4 will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section is adjudicated to be invalid or unenforceable, this Agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication was made.

**4.6 Injunctive Relief** . Executive acknowledges that any breach of the covenants of this Section 4 will result in immediate and irreparable injury to Company and, accordingly, consents that the Company shall have the right to seek injunctive relief and such other equitable remedies for the benefit of Company as may be appropriate in the event such a breach occurs or is threatened. The foregoing remedies will be in addition to all other legal remedies to which Company may be entitled hereunder, including, without limitation, monetary damages.

## 5. Compensation and Benefits

**5.1 Salary** . During the term of this Agreement, Company shall pay Executive a salary of $310,000 per annum. Executive's salary shall be payable as earned at Company's customary payroll periods in accordance with Company's customary payroll practices. Executive's salary shall be subject to review and adjustment in accordance with Company' customary practices concerning salary review for similarly situated employees of Company or its subsidiaries.

**5.2 Benefits** Executive will be eligible to participate in Company's employee benefit plans of general application as they may exist from time to time, including without limitation those plans covering pension and profit sharing, executive bonuses, stock purchases, stock options, and those plans covering life, health, and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law. Executive will receive such other benefits, including vacation, holidays and sick leave, as Company generally provides to its employees holding similar positions as that of Executive as well as any future benefits or changes to existing benefits offered to similarly situated employees of the Company or its subsidiaries, regardless of Executives service tenure, including but not limited to enhanced vesting terms or conditions for Equity-Based Grants, expense allowances, deferred compensation plans. Executive has received a summary of Company's standard employee benefits policies in effect as of the date hereof. The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered herein to conform to the Company's general policies as may be changed from time to time during the term of this Agreement.

**5.3 Bonus** Executive will be eligible to earn a target $190,000 cash bonus yearly (pro rated to 75% of the yearly target for 2015) during his employment with Company. Executive's Bonus eligibility for subsequent years is intended to reflect a comparable ratio of Bonus eligibility to Salary. However, Executive's Bonus eligibility will be subject to review and adjustment in accordance with Company's customary practices concerning compensation review for similarly situated employees of the Company or its subsidiaries. All bonus payments would be awarded subject to the sole discretion of the Board, based upon the Board's evaluation of the performance of Executive and the Company.

**5.4 Equity-Based Grants** Executive has been granted 20,000 shares of restricted stock of Company under Company's Employee, Director & Consultant Stock Plan (the ***"Plan"***). Such shares of restricted stock shall vest in four (4) equal amounts over a four (4) year period with the first 25% of restricted stock granted vesting on the first anniversary of the effective date of such grant, all as more particularly set forth in the restricted stock agreement customarily used by the Company pursuant to the Plan. Executive has also been granted 20,000 options. Such options shall vest in four (4) equal amounts over a four (4) year period with the first 25% of granted options vesting on the first anniversary of the effective date of such grant, all as more particularly set forth in the stock option agreement customarily used by the Company pursuant to the Plan.

Executive has been granted 40,000 shares of Performance Grant restricted stock of Company under the Plan. 20,000 Performance Grant shares will begin vesting when Company achieves a $400 million Revenue run-rate and 20,000 Performance Grant shares will begin vesting when the Company achieves a $100 million Adj EBITDA run-rate. The vesting time period will be 8 quarters (8 equal vests each quarter) beginning when Company hits the first of the two performance targets ($400 million revenue or $100 million Adj EBITDA) and 4 quarters (4 equal vests each quarter) beginning when Company hits the second of the two performance targets ($400 million revenue or $100 million Adj EBITDA).

With respect specifically to the preceding equity awards identified in this Section 5.4, Executive and Company agree that: (i) in the event that Executive's employment with Company is terminated by Company without Cause (as defined herein), Executive shall be entitled to additional vesting of a pro rata portion (based upon his service through the effective date of termination) of such equity awards determined as if vesting was on a monthly basis over a 12 month period.

All existing equity grants, including restricted stock, stock options, and all other equity grants of any type, will immediately vest upon the "Change of Control" of the Company. For purposes of this Agreement, "Change of Control" shall mean: (i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person (an "Acquirer") and, as a result of such merger, consolidation or reorganization, less than fifty percent (50%) of the outstanding voting securities entitled to vote generally in the election of directors of the surviving, resulting or acquiring corporation or other legal person are owned, directly or indirectly, in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation or reorganization, other than by the Acquirer or any corporation or other legal person controlling, controlled by or under common control with the Acquirer; (ii) the Company sells all or substantially all of its business and/or assets to an Acquirer, of which less than fifty percent (50%) of the outstanding voting securities entitled to vote generally in the election of directors are owned, directly or indirectly, in the aggregate by the stockholders of the Company immediately prior to such sale, other than by any corporation or other legal person controlling, controlled by or under common control with the Acquirer; or (iii) any other transaction or series of related transactions having an economic effect substantially equivalent to any of the foregoing in subsections (i) or (ii) immediately above.

Notwithstanding the foregoing, the following types of transactions shall not be deemed to be a Change of Control: (a) any transaction entered into among or between the Company and stockholders of the Company if immediately prior to such a transaction, the acquiring stockholders held thirty percent (30%) of the outstanding voting securities; or (b) any acquisition by the Company or any of its subsidiaries.

**5.5 Expenses.** Company will reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with Company's business are in accordance with Company's applicable policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.

6. **Proprietary Rights** Executive hereby agrees to execute an Executive Invention Assignment and Confidentiality Agreement with Company in substantially the form attached hereto as Exhibit A .

7. **Termination**

**7.1 Upon Death**. The Executive's employment hereunder shall terminate automatically upon the death of the Executive. The Company shall pay to the Executive's beneficiaries or estate, as appropriate, the compensation to which he is entitled pursuant to Section 5.1 through the end of the month in which death occurs.

**7.2 Upon Disability**. If, in the opinion of a medical doctor specializing in the appropriate medical specialty, the Executive is prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than 180 days in the aggregate in any twelve month period, then, to the extent permitted by law, the Executive's employment hereunder shall terminate and Executive shall receive all compensation due him pursuant to Section 5.1 through the date of termination, as well as the continuation of health benefits for a period of twelve (12) months after the termination of his employment. Nothing in this Section 7.2 shall affect the Executive's rights under any Company sponsored disability plan in which he is a participant.

**7.3 By Company for Cause** . Company may terminate the Executive's employment hereunder for Cause (as defined below) at any time by giving written notice to the Executive. The Company shall pay Executive the compensation to which he is entitled pursuant to Section 5.1 through the end of the day of such termination. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment during the term of this Agreement only if: (i) the Executive materially breaches any provision of this Agreement after written notice identifying the substance of the material breach; (ii) Executive fails or refuses to comply with any lawful direction

or instruction of Company's Board of Directors, which failure or refusal is not timely cured, (iii) the Executive commits an act of fraud, embezzlement, misappropriation of funds, or dishonesty, (iv) the Executive commits a breach of his fiduciary duty based on a good faith determination by the Board and after reasonable opportunity to cure if such breach is curable, (v) the Executive is grossly negligent or engages in willful misconduct in the performance of his duties hereunder, and fails to remedy such breach within ten (10) days of receiving written notice thereof from the Board, provided, however, that no act, or failure to act, by the Executive shall be considered "grossly negligent" or an act of "willful misconduct" unless committed without good faith and without a reasonable belief that the act or omission was in or not opposed to the Company's best interest; or (vi) the Executive is convicted of a felony or a crime of moral turpitude.

**7.4 By Company without Cause; By Executive for Good Reason**. The Company may terminate the Executive's employment hereunder at any time, without any Cause, and Executive may resign for Good Reason (as hereinafter defined), without any liability other than to pay to the Executive (i) his base salary through the effective date of termination; and (ii) the continuation of base salary and health benefits for a period of twelve (12) months after the termination of his employment. (iii) pay to the Executive his annual bonus on a pro-rated basis as measured for that calendar year. For example and illustrative purposes only, if Executive is terminated without any Cause or resigns for Good Reason as of November 1st, Executive shall be entitled to receive ten months of his annual target bonus amount as set forth in Section 5.3 above. The bonus payment may be made immediately or in twelve (12) equal installments along with the base salary continuation at the discretion of the Company. The Executive and the Company will execute a Separation of Employment and Release Agreement in substantially the form of Exhibit B upon termination of the Executive pursuant to this Section.

**7.5 Definition of Good Reason**. For purposes hereof, "Good Reason" shall mean a termination by the Executive within ninety (90) days following (i) the relocation of the primary office of the Executive more than ten (10) miles from McLean, Virginia, without the consent of Executive, or (ii) a material change in the Executive's duties such that he is no longer the Chief Financial Officer of the Company; (iii) the assignment to the Executive of duties that are inconsistent with his position or that materially alter his ability to function as Chief Financial Officer; or (iv) a reduction in the Executive's total base compensation as set forth in Sections 5.1, 5.2, 5.3 and 5.4.

**7.6 By Executive without Cause**. The Executive may terminate his employment hereunder with thirty (30) days notice at any time.

**7.7 Surrender of Records and Property**. Upon termination of his employment with Company for any reason, the Executive shall deliver promptly to Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, whether in tangible or electronic format or media, which are the property of Company or which relate in any way to the business, products, practices or techniques of Company, and all other property, trade secrets and confidential information of Company, including, but not limited to, all documents or electronic records which in whole or in part contain any trade secrets or confidential information of Company, which in any of these cases are in his possession or under his control.

**7.8 Survival**. Notwithstanding any termination of the Executive's employment hereunder, and unless specifically provided therein, the Executive shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the Executive's employment. Further, Company's obligation to pay severance upon Company's termination of the Executive's employment without cause, or termination by Executive for Good Reason, shall survive termination of this Agreement.

## 8. Miscellaneous

**8.1 Severability** If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such

provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

**8.2** **Remedies** Company and Executive acknowledge that the service to be provided by Executive is of a special, unique, unusual, extraordinary and intellectual character, which gives it peculiar value the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, Executive and Company hereby consent and agree that for any breach or violation by Executive of any of the provisions of this Agreement including, without limitation, Section 3 and 4, a restraining order and/or injunction may be sought against either of the parties, in addition to any other rights and remedies the parties may have, at law or equity, including without limitation the recovery of money damages.

**8.3** **No Waiver** The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

**8.4** **Assignment** . This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. Company may assign its rights, together with its obligations hereunder, to any subsidiary, affiliate or successor of Company, or in connection with any sale, transfer or other disposition of all or substantially all the business and assets of Company or any of their respective subsidiaries or affiliates, whether by sale of stock, sale of assets, merger, consolidation or otherwise; *provided, that* any such assignee assumes Company's obligations hereunder. This Agreement shall be binding upon, and inure to the benefit of, the persons or entities who are permitted, by the terms of this Agreement, to be successors, assigns and personal representatives of the respective parties hereto.

**8.5** **Withholding** All sums payable to Executive hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law to be withheld by Company.

**8.6** **Entire Agreement** This Agreement (and the exhibit(s) hereto) constitutes the entire and only agreement and understanding between the parties relating to employment of Executive with Company and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect to Executive's employment; *except that* the Executive Invention Assignment and Confidentiality Agreement shall remain as an independent contract and shall remain in full force and effect according to its terms.

**8.7** **Amendment** This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by an agreement in writing executed by both parties hereto.

**8.8** **Notices** All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

If to Company: GTT Communications, Inc.
7900 Tysons One Place
McLean, VA 22102

Attn: Chris McKee, General Counsel

If to Executive:

Michael Sicoli
6720 25th Street North
Arlington, VA 22213

**8.9 Binding Nature** This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

**8.10 Headings** The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female reference, and the word "or" is used in the inclusive sense.

**8.11 Counterparts** This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

**8.12 Governing Law .** This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws.

## 9. Indemnification

**9.1 Corporate Acts:** In his/her capacity as a director, manager, officer, or employee of the Company or serving or having served any other entity as a director, manager, officer, or the Executive at the Company's request, the Executive shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company's charter and by-laws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Executive may be involved, or threatened to be involved, as a party or otherwise by reason of the Executive's status, which relate to or arise out of the Company, their assets, business or affairs. The Company shall advance all expenses incurred by the Executive in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section 9, including but not necessarily limited to legal counsel, expert witnesses or other litigation-related expenses. The Executive shall be entitled to coverage under the Company's directors and officers liability insurance policy in effect at any time in the future to no lesser extent than any other officers or directors of the Company. After the Executive is no longer employed by the Company, the Company shall keep in effect the provisions of this Section 9, which provision shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnification of the Executive. Notwithstanding anything herein to the contrary, the provisions of this Section 9 shall survive the termination of this Agreement and the termination of the Employment Period for any reason.

**9.2 Personal Guarantees:** The Company shall indemnify and hold harmless the Executive for any liability incurred by him/her by reason of his/her execution of any personal guarantee for the Company's benefit (including but not limited to personal guarantees in connection with office or equipment leases, commercial loans or promissory notes)

**9.3** The indemnification provision of this Section 9 shall be in addition to any other liability the Company otherwise may have to the Executive to indemnify him for his conduct in connection with his efforts on the Company's behalf.

**10. <u>Section 409A</u>** The parties intend that any compensation, benefits and other amounts payable or provided to the Executive under this Agreement be paid or provided in compliance with Section 409A of the Code and all regulations, guidance, and other interpretative authority issued thereunder (collectively, "Section 409A") such that there will be no adverse tax consequences, interest, or penalties for the Executive under Section 409A as a result of the payments and benefits so paid or provided to him. The parties agree to modify this Agreement, or the timing (but not the amount) of the payment of the severance or other compensation, or both, to the extent necessary to comply with Section 409A. In addition, notwithstanding anything to the contrary contained in any other provision of this Agreement, the payments and benefits to be provided to the Executive under this Agreement shall be subject to the provisions set forth below.

(a) Any payment subject to Section 409A that is triggered by a termination from employment shall be triggered by a "separation from service," as defined in the regulations issued under Section 409A.

(b) If the Executive is a "specified employee" within the meaning of the Section 409A at the time of the Executive's "separation from service" within the meaning of Section 409A, then any payment otherwise required to be made to the Executive under this Agreement on account of the Executive's separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of the Executive's separation from service, or (ii) if earlier, the date of the Executive's death (the "Delayed Payment Date"). On the Delayed Payment Date, there shall be paid to the Executive or, if the Executive has died, to the Executive's estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to the Executive until the Delayed Payment Date. For purposes of the foregoing, the "Delayed Payment Interest Rate" shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding the date as of which Executive is treated as having incurred a separation from service for purposes of Section 409A.

(c) All expenses eligible for reimbursement hereunder that are taxable to the Executive shall be paid to the Executive no earlier than in the seventh month after separation from service and no later than December 31 of the calendar year following the calendar year in which such expenses were incurred. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder. The Executive's right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

**IN WITNESS WHEREOF,** Company and Executive have executed this Agreement as of the date first above written.

**"COMPANY"**

By: Chris McKee

**"Executive"**

By: Michael Sicoli

EXHIBIT A

GTT COMMUNICATIONS INC.

EMPLOYEE PROPRIETRARY INFORMATION AND INVENTIONS AGREEMENT

# GTT COMMUNICATIONS, INC.

## EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by **GTT COMMUNICATIONS, INC.**, a Delaware corporation, or any subsidiary or affiliate thereof (collectively, the *"Company")*, and the compensation now and hereafter paid to me, I hereby agree as follows:

### 1. NONDISCLOSURE.

1.1 **Recognition of Company's Rights; Nondisclosure.** At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 **Proprietary Information.** The term *"Proprietary Information"* shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, *"Proprietary Information"* includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as *"Inventions");* and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company.

1.3 **Third Party Information.** I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information *("Third Party Information")* subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 **No Improper Use of Information of Prior Employers and Others.** During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

### 2. ASSIGNMENTOF INVENTIONS.

2.1 **Proprietary Rights.** The term *"Proprietary Rights"* shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 **Prior Inventions.** Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on **EXHIBIT A** (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property *or* the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as *"Prior Inventions")*. If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions **in EXHIBIT A** but

am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on **EXHIBIT A** for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

2.3 **Assignment of Inventions**. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company that relate to the Company or the business or demonstrably anticipated business of Company or that are received by or for the Company in confidence. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as *"Company Inventions."*

2.4 **Obligation to Keep Company Informed.** During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.

2.5 **Government or Third Party**. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.6 **Works for Hire.** I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.7 **Enforcement of Proprietary Rights**. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quit claim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. **RECORDS.** I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. **(This Section Intentionally Omitted)**

5. **NO CONFLICTING OBLIGATION**. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. **(This Section Intentionally Omitted)**

7. **LEGAL AND EQUITABLE REMEDIES.** Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. **NOTICES.** Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. **NOTIFICATION OF NEW EMPLOYER.** In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. **GENERAL PROVISIONS.**

10.1 **Governing Law; Consent to Personal Jurisdiction.** This Agreement will be governed by and construed according to the laws of the Commonwealth of Virginia, as such laws are applied to agreements entered into and to be performed entirely within Virginia between Virginia residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Fairfax County, Virginia for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2 **Severability.** In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3 **Successors and Assigns.** This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 **Survival.** The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 **Employment.** I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

10.6 **Waiver.** No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 **Entire Agreement.** The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.

No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company as set forth in my employment agreement.

I HAVE READ THIS AGREEMENT CAREFULY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated: 4/13/15

(Signature)

MICHAEL T. SICOLI

(Printed Name)

**ACCEPTED AND AGREED TO:**

GTT COMMUNICATIONS, Inc.:

By:

Print Name: Chris McKee

Print Title: General Counsel

Address: GTT

7900 Tysons One Place

McLean VA 22102

Dated: 4/13/15